Consent of Independent Registered Public Accounting Firm

The Contract Owners
Fidelity Security Life Insurance Company
FSL Separate Account M


   and


The Board of Directors
Fidelity Security Life Insurance Company:


We consent to the use of our report dated April 24, 2007, with respect to the statutory financial statements of Fidelity Security Life Insurance Company and to the use of our report dated April 30, 2007, with respect to the statement of net assets of Fidelity Security Life Insurance Company FSL Separate Account M (comprised of individual subaccounts as listed in note 1 to the financial statements) as of December 31, 2006, and the related statements of operations for the year then ended; the statement of changes in net assets for each of the years in the period then ended; and the financial highlights for each of the years in the four-year period then ended, except for those individual series operating for a portion of such periods as disclosed in the financial statements, which reports appear in the Statement of Additional Information accompanying the Prospectus of FSL Flexible Premium Variable Annuity, included in the Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933 (File No. 333-69647) on Form N-4 and Amendment No. 11 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-09167) and to the reference to our firm under the heading of Independent Registered Public Accounting Firm, also in the Statement of Additional Information. Our report on the Fidelity Security Life Insurance Company FSL Separate Account M refers to the restatement of its financial highlights for each of the years in the three year period ended December 31, 2005.


                               /s/KPMG LLP


Kansas City, Missouri
April 30, 2007